Rule 424(b)(2)
                                                    Registration No. 333-60474


PRICING SUPPLEMENT NO. 62 dated May 9, 2003
to Prospectus Supplement dated June 14, 2001
and Prospectus dated June 14, 2001

LEHMAN BROTHERS HOLDINGS INC.
Medium-Term Notes, Series G
Due Nine Months or More From the Date of Issue

CUSIP No.:                      52517PUE9

ISIN:                           US52517PUE95

Specified Currency:             US Dollars

Principal Amount:               US$100,000,000.00

                                Total                      Per Note

Issue Price:                    US$100,000,000.00          100.00%
Agent's Commission:             US$    250,000.00            0.25%
Proceeds to Lehman
   Brothers Holdings:           US$ 99,750,000.00           99.75%

Agents:                         Lehman Brothers Inc.
                                BNY Capital Markets, Inc.
                                Salomon Smith Barney Inc.

Agent's Capacity:               [  ]  As agent             [X ]  As principal


[ ] The Notes are being offered at varying prices relating to prevailing market prices at the time of sale.

[X ] The Notes are being offered at a fixed initial public offering price equal to the Issue Price.

Trade Date:                     May 9, 2003

Original Issue Date:            May 14, 2003

Stated Maturity Date:           November 14, 2005

Amortizing Note:                [  ]  Yes     [X ]  No

Amortization Schedule:          Not Applicable


[  ]  Fixed Rate Note           Interest Rate per Annum:         %

[X ]  Floating Rate Note        [  ]  CD Rate
                  [  ]  Commercial Paper Rate
                  [  ]  Federal Funds Rate
                  [X ]  LIBOR Telerate
                  [  ]  LIBOR Reuters
                  [  ]  Treasury Rate:    Constant Maturity [  ] Yes   [  ] No
                  [  ]  Prime Rate
                  [  ]  J.J. Kenny Rate
                  [  ]  Eleventh District Cost of Funds Rate
                  [  ]  Other:

Other Interest Rate Terms:      Not applicable

Initial Interest Rate:          1.56%

Spread:                         +0.25%

Maximum Interest Rate:          Not Applicable

Minimum Interest Rate:          Not Applicable

Index Maturity:                 1 Month

Interest Rate
   Determination Dates:         Two London business days prior to Interest
                                Reset Dates

Interest Reset Dates:           Same as Interest Payment Dates

Interest Payment Dates:         Monthly on the 14th, commencing on June 16,
                                2003

"Accrue to Pay":                [  ]  Yes      [X ]  No

Interest Rate
   Calculation Agent:           Citibank, N.A.

Optional Redemption:            The Notes may be redeemed on November 15, 2004
                                at the option of Lehman Brothers Holdings in whole but not in part at a price equal to 100% of the principal amount being redeemed. Notice of redemption will be given on the 15th New
                                York business day prior to the redemption date.

Optional Repayment:             The holder of the Note may not elect repayment
                                of the Note by Lehman Brothers Holdings prior to Stated Maturity.

Extension of Maturity:          Lehman Brothers Holdings may not extend the
                                Stated Maturity Date of the Note.

Form of Note:                   [X ]  Book-entry only (global)
                                [  ]  Certificated

Depository:                     The Depository Trust Company

Authorized Denominations:       $100,000.00 and whole multiples of $100,000.00.

Issuer Rating:                  Long-term senior unsecured debt of Lehman
                                Brothers Holdings is currently rated A by Standard & Poor's, A2 by Moody's Investors
                                Service and A+ by Fitch IBCA.


CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

A summary of certain United States federal income tax consequences that will apply to holders of debt securities is set forth under "United States Federal Income Tax Consequences-Debt Securities" in the Prospectus. Holders should note that the backup withholding tax rate of 31% referenced in the Prospectus under "United States Federal Income Tax Consequences-Debt Securities-Information Reporting and Backup Withholding-United States Holders" has been reduced to 30% for payments made during 2003, 29% for payments made during 2004 and 2005 and 28% for payments made during 2006 through 2010, after which time the rate will revert back to 31% absent Congressional action.

In addition, the sections below replace the summaries set forth in the Prospectus under "United States Federal Income Tax Consequences-Debt Securities-Consequences to Non-United States Holders-United States Federal Estate Tax" and "United States Federal Income Tax Consequences-Debt Securities-Information Reporting and Backup Withholding-Non-United States Holders."


Consequences to Non-United States Holders

United States Federal Estate Tax

Your estate will not be subject to United States federal estate tax on debt securities beneficially owned by you at the time of your death provided that:

* any payment to you on the debt securities would be eligible for exemption from the 30% United States federal withholding tax under the rules described in the bullet points under "United States Federal Income Tax Consequences-Debt Securities-Consequences to Non-United States Holders-United States Federal Withholding Tax," without regard to the certification requirements of the fourth bullet point; and
* interest on those debt securities would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.


Information Reporting and Backup Withholding

Non-United States Holders

If you are a non-United States holder of debt securities, we must report annually to the IRS and to you the amount of payments we make to you and the tax withheld with respect to such payments, regardless of whether withholding was required. Copies of the information returns reporting such payments and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. You will not be subject to backup withholding regarding payments we make to you provided that we do not have actual knowledge or reason to know that you are a United States person and we have received from you the statement described above in the fourth bullet point under "United States Federal Income Tax Consequences-Debt Securities-Consequences to Non-United States Holders-United States Federal Withholding Tax."

In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding regarding the proceeds of the sale of a debt security made within the United States or conducted through United States-related intermediaries, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.


UNDERWRITING

Subject to the terms of a Purchase Agreement, dated as of May 9, 2003, between Lehman Brothers Holdings and Lehman Brothers Inc. and the other agents set forth below (collectively, the "Agents"), Lehman Brothers Holdings has agreed to sell to the Agents, and the Agents have agreed severally to purchase, the principal amounts of Notes set forth opposite their names below:

                                                             Principal Amount
Agents                                                       of the Notes

Lehman Brothers Inc.                                         $  98,000,000
BNY Capital Markets, Inc.                                        1,000,000
Salomon Smith Barney Inc.                                        1,000,000

Total .........................................              $ 100,000,000


Under the terms and conditions of the Purchase Agreement, the Agents are is committed to take and pay for all of the Notes, if any are taken. The Agents propose to offer the Notes initially at a public offering price equal to the Issue Price set forth above and to certain dealers at such price less a concession not in excess of 0.015% of the principal amount of the Notes. The Agents may allow, and the dealers may reallow, a discount not in excess of 0.0075% of the principal amount of the Notes on sales to certain other dealers. After the initial public offering, the public offering price and other selling terms may from time to time be varied by the Agents.

The Notes are a new issue of securities with no established trading market. Lehman Brothers Holdings has been advised by the Agents that they may make a market in the Notes, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

Lehman Brothers Holdings has agreed to indemnify the Agents against certain liabilities under the Securities Act of 1933, as amended, as described in the Prospectus.


Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and accompanying Prospectus.


Lehman Brothers Holdings Inc.


By:     /s/ Paolo Tonucci
Name:   Paolo Tonucci
Title:  Authorized Officer